TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (hereinafter referred to as the “Agreement”) is executed and entered into effective as of April 22, 2010 (the “Effective Date”), by and between NACEL ENERGY CORPORATION (the “Company”) and ANDRE SCHWEGLER (hereinafter referred to as “Employee”)(collectively, the Company and Employee are referred to as the “Parties”).

Recitals:

A.          Effective January 4, 2010, the Parties entered into an Employment Agreement whereby the Employee became the Company’s Chief Financial Officer and received stated compensation and benefits, subject to the terms and provisions set forth in said Employment Agreement; and

B.           The Parties desire to terminate and end the Company’s employment of the Employee, terminate the Employment Agreement and resolve payment of outstanding compensation and other matters, all in accordance with the terms and provisions as set forth in this Agreement.

THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and agreements contained herein, the legal sufficiency of which is acknowledged by Company and Employee, and intending to be legally bound, Company and the Employee agree as follows:

1.           Termination of Employee’s Employment.  The Parties hereto covenant and agree that, as of the Effective Date, the Employee’s employment as the Company’s Chief Financial Officer ceases and terminates.  The Parties hereto agree that the Employee’s termination is “Without Cause” in accordance with paragraph 8(c) of the Employment Agreement. The Employee shall execute and deliver to the Company a written resignation as an officer of the Company.

2.           Settlement of Outstanding Compensation Due and Payable.

(a)           As of the Effective Date, the Company and Employee covenant and agree that the Employee is due and owed an aggregate total of $13,500.00 in accrued and deferred compensation payments arising during the period from January 4, 2010 through March 31, 2010 in accordance with the terms of the Amendment.

(b)           With respect to the $13,500 due and owing pursuant to Section 2(a) above, the Employee agrees to accept issuance by the Company to him of 45,000 shares of the Company’s common stock in full and complete settlement and satisfaction of said amount. In connection with the issuance of the subject shares, Employee agrees to execute and deliver to the Company an investment letter in form and substance as shall be satisfactory to the Company.

3.           Relinquishment of Severance Payment and Pro-Rata Compensation.  Notwithstanding that he was terminated “Without Cause” pursuant to paragraph 8(c) of the Employment Agreement, the Employee covenants and agrees as follows:

(a)           to forego, release and relinquish any right, claim or interest which he may have to receive a pro-rata share of Base Salary associated with, or arising from, employment with the Company from April 1, 2010 through and including the Effective Date; and

(b)           to forego, release and relinquish any right, claim or interest which he may have to receive severance compensation in accordance with the terms set forth in paragraph 10(a)(i) of the Employment Agreement.

4.           Continuing Obligations and/or Rights.  Notwithstanding the provisions of Section 10 of the Employment Agreement, the Employee shall remain bound by the provisions of paragraphs 4 and 5 of the Employment Agreement. In accordance with the terms of paragraph 10(a)(ii) of the Employment Agreement, the Employee shall be eligible for health and other benefits, but only to the extend provided by Company prior to termination of the Employee. The Parties acknowledge that the non-competition provision contained in paragraph 7 of the Employment Agreement has no binding force and effect upon the Employee.

5.           Mutual Release.  The Company and Employee each release and fully discharge the other from any and all claims, demands, causes of action, claims for relief, and all liability for legal and equitable relief whatsoever arising out of or related to Employee’s former employment up to the date of this Agreement, including, but not limited to, any claim for personal injury, breach of contract, disputed compensation, wrongful discharge, or any claim for discrimination because of race, sex, age, national origin, religion or disability, under Title VII of the Civil Rights Act of 1964, the American with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, and any other state or federal law or statute; except that this clause shall not apply to (a) any benefits under unemployment or Workers’ Compensation laws to which the Employee may otherwise be entitled, or (b) any rights, claims, benefits, obligations or other limitations granted or afforded the Parties under the terms of this Agreement. The Company and Employee each covenant not to sue the other (and not to file any judicial or administrative charges against the other) with respect to any such liability.

6.           Special Notice.  The Employee acknowledges that he has been informed pursuant to the federal Older Workers Benefit Protection Act of 1990 that:

(a)           The Employee has the right to consult with an attorney before signing this Agreement;

(b)           The Employee does not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date the mutual release is executed;

(c)           The Employee has twenty-one (21) days from the date of this Agreement to consider and agree to the terms of this Agreement; and

(d)           The Employee has seven (7) days after signing this Agreement to revoke the Agreement, and the Agreement will not be effective until that revocation period has expired.

7.           General Provisions.  The terms of this Agreement are subject to the following provisions:

(a)           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties concerning the subject matter hereof and supersedes any and all prior negotiations, understandings or agreements concerning the subject matter of this Agreement. This Agreement may not be altered, amended or modified, except by a further written document signed by both parties.

(b)           No Admission.  This Agreement shall not be in construed or interpreted as an admission by the Company that it has acted wrongfully with respect to the Employee or any other person, or that the Employee has any rights whatsoever against the Company except as otherwise set forth herein.

(c)           Voluntary Act.  The Employee represents that he fully understands his right to review all aspects of this Agreement with an attorney of his choice, that he has had an opportunity to consult with an attorney of his choice, that he has carefully read and fully understands all the provisions of this Agreement and that he is freely, knowingly and voluntarily entering into this Agreement.

(d)           Binding Arbitration.  If any dispute arises between the parties to this Agreement with respect to any amounts due hereunder to any one of the parties, then both parties shall submit the dispute to binding arbitration.  Both parties agree to be bound by the decision of such arbitration.  The obligation to submit to binding arbitration shall not prevent either party from seeking a court order or an injunction enforcing the terms of this Agreement.  The prevailing party shall be awarded recovery of its costs and expenses including reasonable attorney’s fees.

(e)           Applicable Law.  This Agreement shall be construed and governed by the laws of the State of Arizona.

(f)           Severability of Terms.  The provisions of this Agreement are severable. If any term or provision of this Agreement hereto shall be deemed void or unenforceable, the remainder of this Agreement shall remain in full force and effect.

(g)           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, successors and assigns.

(h)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be considered an original hereof.

(i)           Execution by Facsimile.  Execution by facsimile signature of any party to this Agreement is authorized and shall be binding upon the parties hereto.

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first written above.

NACEL ENERGY CORPORATION

By	/s/ Mark Schaftlein
Its	President
Date: April 22, 2010

EMPLOYEE:

/s/ Andre Schwegler
Andre Schwegler
Date: April 22, 2010